MEMBER OF INTERNATIONAL ASSOCIATION OF ASSESSING OFFICERS
C.H. Goeckner
Assessor

Phone 983-1010
Personal Property Tax Collector Idaho County, Idaho

LESLIE ROOT CHIEF DEPUTY
GRANGEVILLE, IDAHO 83530
Dec. 12, 1968

Gold Ore Mining Co. Oatman, Arizona 86433

Gentlemen:

A Mining Deed was recorded Oct. 8, 1968 in which you transferred mining property to Bagdad Chase, Inc and we wondered if you could furnish this office with the address of the purchaser.

Thanking you for your kind attention and hoping to receive the desired information at an early date.

Yours truly,
C.H.Goeckner Assessor

By: Eugene J.Darscheid
Deputy